DRESSER-RAND GROUP INC.

and

THE GUARANTORS NAMED HEREIN

and

WILMINGTON TRUST COMPANY, as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of March 21, 2011

to

Indenture

Dated as of October 29, 2004

7-3/8% Senior Subordinated Notes due 2014

THIS SECOND SUPPLEMENTAL INDENTURE (the “Second Supplemental Indenture”) is dated as of March 21, 2011, by and among Dresser-Rand Group Inc., a Delaware corporation (the “Company”), the Guarantors named on the signature pages hereto, and Wilmington Trust Company (as successor to Citibank, N.A.) (the “Trustee”).

RECITALS

A.          The Company, the Guarantors and the Trustee have executed and delivered an Indenture dated as of October 29, 2004 (as amended by the First Supplemental Indenture dated as of December 22, 2005, the “Indenture”), providing for the issuance of the Company’s 7-3/8% Senior Subordinated Notes due 2014 (the “Notes”).

B.           The Company has been soliciting consents to this Second Supplemental Indenture upon the terms and subject to the conditions set forth in its Offer to Purchase and Consent Solicitation Statement dated March 8, 2011 (the “Offer to Purchase”) and the related consent and letter of transmittal that applies to the Notes.

C.           Pursuant to and in accordance with Section 9.02 of the Indenture, the Company has obtained, on or prior to the date hereof, the consent of a majority in aggregate principal amount of the outstanding Notes (excluding any Notes owned by the Company or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor) voting as one class to the amendments to the Indenture set forth in this Second Supplemental Indenture.

NOW, THEREFORE, for and in consideration of the foregoing premises, the Company, the Guarantors and the Trustee mutually covenant and agree as follows:

ARTICLE I

Section 1.1         Deletion of Definitions and Related References.

Article 1 of the Indenture is hereby amended to delete in their entirety all terms and their respective definitions for which all references in the Indenture are eliminated as a result of the amendments set forth in Article II of this Second Supplemental Indenture.

ARTICLE II

Section 2.1	Amendments to Articles 4, 5 and 6.

Subject to Section 3.5 hereof, the Indenture is hereby amended by deleting the following provisions of the Indenture and all references thereto in their entirety and inserting in lieu thereof the phrase “[Intentionally Omitted]”:

Section 4.03  (Reports);
Section 4.06  (Limitation on Incurrence of Senior Subordinated Indebtedness);
Section 4.07  (Restricted Payments);
Section 4.08  (Dividend and Other Payment Restrictions Affecting Subsidiaries);
Section 4.09  (Incurrence of Indebtedness and Issuance of Preferred Equity);
Section 4.10  (Asset Sales);

Section 4.11  (Transactions with Affiliates);
Section 4.12  (Liens);
Section 4.13  (Business Activities);
Section 4.15  (Offer to Repurchase upon Change of Control);
Section 4.16  (Payments for Consent);
Section 4.17  (Additional Note Guarantees);
Section 4.18  (Designation of Restricted and Unrestricted Subsidiaries);
Section 4.19  (Changes in Covenants upon Notes Being Rated Investment Grade);
Section 5.01(3) and 5.01(4)  (which impose certain limitations on mergers, consolidations and other transactions); and
Sections 6.01(5), 6.01(6) and 6.01(9)  (which provide for certain Events of Default).

Section 2.2	Amendments to Notes.

Subject to Section 3.5 hereof, the Notes are hereby deemed to be amended to delete all provisions inconsistent with the amendments to the Indenture effected by this Second Supplemental Indenture.

ARTICLE III

MISCELLANEOUS

Section 3.1          Definitions.

Capitalized terms used but not defined in this Second Supplemental Indenture shall have the meanings ascribed thereto in the Indenture.

Section 3.2          Confirmation of Indenture.

Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed, and all the terms shall remain in full force and effect.  This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby, and all terms and conditions of both shall be read together as though they constitute a single instrument, except that in the case of conflict, the provisions of this Second Supplemental Indenture shall control.

Section 3.3          Concerning the Trustee.

In carrying out the Trustee’s responsibilities hereunder, the Trustee shall have all of the rights, protections and immunities which it possesses under the Indenture.  The Trustee assumes no responsibility for the correctness of the recitals contained herein.  The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture.

Section 3.4          Governing Law.

THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

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Section 3.5          Effectiveness.

The provisions of this Second Supplemental Indenture shall be effective immediately upon execution and delivery of this instrument by the parties hereto.  Notwithstanding the foregoing sentence, the provisions of Article II of this Second Supplemental Indenture shall become operative only upon the acceptance for purchase by the Company of at least a majority in principal amount of the outstanding Notes (excluding any Notes owned by the Company or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor) pursuant to the Offer to Purchase.

Section 3.6          Counterpart Originals.

The parties may sign any number of copies of this Second Supplemental Indenture.  Each signed copy will be an original, but all of them together represent the same agreement.

Section 3.7          Severability.

In case any provision in this Second Supplemental Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 3.8          Effect of Headings.

The Section headings herein have been inserted for convenience of reference only, are not to be considered a part of this Second Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 3.9          Successors.

All agreements of the Company and the Guarantors in this Supplemental Indenture and the Notes shall bind their respective successors.  All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed all as of the day and year first above written.

DRESSER-RAND GROUP INC.		WILMINGTON TRUST
COMPANY, as Trustee

By:	/s/ Mark E. Baldwin
	Name: Mark E. Baldwin	By:	/s/ Geoffrey J. Lewis
	Title: Executive Vice President &	Name: Geoffrey J. Lewis
	Chief Financial Officer	Title: Assistant Vice President

DRESSER-RAND LLC
DRESSER-RAND POWER LLC

By:	/s/ Mark F. Mai
Name: Mark F. Mai
Title: Vice President & Secretary

DRESSER-RAND COMPANY

By:	/s/ Mark E. Baldwin
Name: Mark E. Baldwin
Title: Executive Vice President &
Chief Financial Officer

DRESSER-RAND GLOBAL SERVICES, INC.

By:	/s/ Raymond L. Carney Jr.
Name: Raymond L. Carney Jr.
Title: President

D-R STEAM LLC

By:	/s/ Mark E. Baldwin
Name: Mark E. Baldwin
Title: Vice President & Treasurer

Second Supplemental Indenture